Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) is entered into as of June 30, 2023, by and among Flame Acquisition Corp., a Delaware corporation (“Acquiror”), Sable Offshore Corp., a Texas corporation (“SOC”), and Sable Offshore Holdings LLC, a Delaware limited liability company (the “Holdco” and together with SOC, the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of November 2, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of December 22, 2022 (as so amended, the “Merger Agreement”);

WHEREAS, Section 11.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement (but not necessarily by the same natural persons who executed the Merger Agreement) and which makes reference to the Merger Agreement;

WHEREAS, the respective boards of directors of each of Acquiror and SOC, and the sole member of Holdco, have each approved this Amendment; and

WHEREAS, the Parties desire to amend the Merger Agreement in accordance with Section 11.10 thereof as more fully set forth herein in order to extend the Termination Date.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.    Amendment.

(a)    Clause (ii) of Section 10.01(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) the Closing has not occurred on or before March 1, 2024 (the “Termination Date”)”.

2.    Confirmation. Except as expressly amended by this Second Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment. No reference to this Second Amendment need be made in any instrument or document making reference to the Merger Agreement. From and after the date hereof, references to “this Agreement” in the Merger Agreement, shall be deemed references to the Merger Agreement as amended by this Second Amendment.

3.    Governing Law; Jurisdiction; Waiver of Jury Trial. Section 11.01(Waiver), Section 11.06 (Governing Law), Section 11.09 (Entire Agreement) and Section 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY) of the Merger Agreement are hereby incorporated by reference into this Second Amendment, mutatis mutandis.

4.    Captions; Counterparts. The captions in this Second Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Second Amendment. This Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Agreement and Plan of Merger to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FLAME ACQUISITION CORP.

By:	/s/ Gregory Patrinely
Name:	Gregory Patrinely
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

SABLE OFFSHORE CORP.

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

SABLE OFFSHORE HOLDINGS LLC

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]